EXHIBIT 22.1

Watson Pharmaceuticals, Inc.
Subsidiaries of the Company

Name                                           Country or State of Incorporation

Watson Laboratories, Inc.                      Nevada
Watson Pharmaceuticals (Asia), Ltd.            British Virgin Islands
Corona Pharmaceuticals, Inc.                   Nevada
Circa Pharmaceuticals, Inc.                    New York
Oclassen Pharmaceuticals, Inc.                 Delaware
Royce Laboratories, Inc.                       Florida
B Q Pharmaceutical Realty, Inc.                Delaware
The Rugby Group, Inc.                          New York